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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Purchase Agreement"), dated as of this 15th day of December, 1998, by and among Charles River Associates Incorporated, a Massachusetts corporation ("CRA"), The Tilden Group, LLC, a California limited liability company ("Tilden"), and Carl Shapiro and Michael L. Katz, the sole members of Tilden (the "Members"),

                              W I T N E S S E T H:

         WHEREAS, Tilden is in the business of providing economic, business and strategic consulting services, which Tilden has conducted and marketed throughout the United States and other countries worldwide;

         WHEREAS, CRA wishes to purchase from Tilden, and Tilden wishes to sell to CRA, substantially all of the tangible and intangible assets and properties of Tilden, including the goodwill of Tilden, (the "Business") and to assume certain of the obligations of Tilden;

         WHEREAS, in connection with the purchase of the Business, CRA and each of the Members wish to enter into exclusive consulting agreements; and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                             Article 1. DEFINITIONS

         1.1.     "Accounting Arbitrator" shall have the meaning set forth in
Section 2.5.1(c).

         1.2.     "Act" shall have the meaning set forth in Section 2.5.2.

         1.3. "active as an exclusive consultant" and "active exclusive consultant" means, at any time, a Member who (i) at such time and in the preceding 12 month period, is not working, and has not worked, in competition with CRA (without regard to work done for Tilden prior to the Closing), has not taken any position or appointment which by regulation or practice, precludes him from meeting the definition of an "active exclusive consultant" to CRA and has not retired as a consultant and (ii) in the 12 months preceding such time has had at least 200 management and billable hours working for CRA or, to the extent the Member has not worked such number of hours for CRA, the Member has reasonably been available to work such hours for CRA; PROVIDED, HOWEVER, that for the first 12 month period after the Closing 100 hours worked or reasonably available for work during the second six month period after the Closing will satisfy clause (ii). The determination of whether a Member has ceased to be active as an exclusive consultant to CRA will be made by the Board of Directors of CRA.






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         1.4.     "Affiliate" means, with respect to any Person, any other
Person that controls, is controlled by or is under common control with such Person.

         1.5. "Agreement" means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment or binding arrangement, whether express or implied, whether written or oral.

         1.6.     "Assumed Liabilities" shall have the meaning set forth in
Section 2.3.

         1.7.     "Benefit Plans" shall have the meaning set forth in
Section 3.18.

         1.8. "billable hours" means hours worked which under its normal policies, CRA bills to clients.

         1.9.     "Broker" shall have the meaning set forth in Section 3.21.

         1.10.    "Business" shall have the meaning set forth in the Recitals.

         1.11.    "Certification Letter" shall have the meaning set forth in
Section 2.5.1(b).

         1.12.    "Claim Amount" shall have the meaning set forth in
Section 7.3.

         1.13.    "Claim Establishment Date" shall have the meaning set forth in
Section 7.4.

         1.14.    "Client Contracts" shall have the meaning set forth in
Section 2.1(h).

         1.15.    "Closing" shall have the meaning set forth in Section 2.6.

         1.16.    "Closing Book Value" shall have the meaning set forth in
Section 2.5.1(a).

         1.17. "Common Stock" means the common stock, without par value, of CRA.

         1.18. "competition with CRA" means participation of a Member, on his own behalf or as owner, manager, stockholder, consultant, director, officer, partner, member or employee of any business entity, directly or indirectly, in any capacity, in any economic, business or strategic consulting business or activity which is in direct or indirect competition with CRA, which intends to compete directly or indirectly with CRA or which otherwise provides any services similar to any services provided or proposed to be offered by CRA anywhere in the world, PROVIDED, HOWEVER, this will not restrict a Member from owning, without more, up to one percent of the outstanding voting power of a corporation whose common stock is listed on an established national securities exchange or national market system. The foregoing notwithstanding, a Member will not be deemed hereunder to be in "competition with CRA" if (i) with the Company's prior written consent (which will not be unreasonably withheld in the case of activities not involving a project which if performed by the Company would involve a legal or significant actual or reasonably anticipated business conflict for the Company), such Member participates in an economic, business or strategic consulting project conducted on a commercial basis in which the Company has declined in writing to participate; or




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(ii) such Member participates in an economic, business or strategic consulting project not conducted on a commercial basis if the Member gives the Company at least 15 days prior written notice of his intent to undertake the project and if within such 15 day period the Company does not object to his undertaking such project because (A) such project would materially conflict with a current project or relationship of the Company or (B) the Company has reason to believe that the Member's acceptance of the project is likely to preclude the Company from a significant engagement in the future.

         1.19.    "Consulting Agreement" shall have the meaning set forth in
Section 8.3.

         1.20. "control" (including with correlative meaning, controlled by and under common control with) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         1.21.    "CRA" shall have the meaning set forth in the Recitals.

         1.22.    "CRA's Accountants" shall have the meaning set forth in
Section 2.5.1(b).

         1.23.    "CRA Group" shall have the meaning set forth in Section 7.1.

         1.24.    "CRA Reports" shall have the meaning set forth in Section 4.3.

         1.25.    "Disability" shall have the meaning set forth in Section 5.9.

         1.26.    "Dispute Notice" shall have the meaning set forth in
Section 7.3.

         1.27.    "ERISA" shall have the meaning set forth in Section 3.18.

         1.28. "Excluded Accounts Receivable" shall have the meaning set forth in Section 2.2.1.

         1.29.    "Excluded Assets" shall have the meaning set forth in
Section 2.2.1.

         1.30.    "Excluded Obligations" shall have the meaning set forth in
Section 7.11(c).

         1.31.    "Final Statement" shall have the meaning set forth in
Section 2.5.1(c).

         1.32.    "Financial Statements" shall have the meaning set forth in
Section 3.5.

         1.33.    "Fixed Assets" shall have the meaning set forth in
Section 2.1(b).

         1.34. "GAAP" means United States generally accepted accounting principles.

         1.35. "Governmental Agency" means any federal, state, county, local or foreign governmental or regulatory body.



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         1.36.    "Intellectual Property" shall have the meaning set forth in
Section 2.1(j).

         1.37.    "Inventory" shall have the meaning set forth in
Section 2.1(a).

         1.38. "Laws" means federal, state, county, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards or decrees.

         1.39. "Liens" means liens, charges, mortgages, pledges, security interests or other encumbrances.

         1.40. "management hours" means hours worked for CRA in defining and developing its consulting practices and other businesses and in assisting CRA in strategy, development, recruiting and training.

         1.41.    "Material Adverse Change" shall have the meaning set forth in
Section 3.6.

         1.42. "Material Adverse Effect" means an effect, whether or not covered by insurance, that is or will be materially adverse to the business, operations, property, prospects, condition (financial or otherwise), assets or liabilities of Tilden.

         1.43. "Member" or "Members" shall have the meaning set forth in the Recitals.

         1.44.    "Note" shall have the meaning set forth in Section 2.5.

         1.45.    "Operating Agreements" shall have the meaning set forth in
Section 2.1(f).

         1.46. "Permit" means all licenses, permits, orders and approvals of any federal, state, county, local or foreign governmental or regulatory body relating to or used or useful in connection with the Business.

         1.47. "Person" means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, public body or government or other entity.

         1.48.    "Preliminary Statement" shall have the meaning set forth in
Section 2.5.1(a).

         1.49.    "Prepaid Expenses" shall have the meaning set forth in
Section 2.1(g).

         1.50. "Purchase Agreement" shall have the meaning set forth in the Recitals.

         1.51.    "Purchase Price" shall have the meaning set forth in
Section 2.5.

         1.52. "Purchased Accounts Receivable" shall have the meaning set forth in Section 2.1(c).

         1.53.    "Purchased Assets" shall have the meaning set forth in
Section 2.1.



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         1.54.    "Related Agreements" means the Consulting Agreements, the Note and any other agreements contemplated by this Purchase Agreement to be signed at or before the Closing.

         1.55. "Sale" means (i) a merger or consolidation of CRA with or into any other entity if immediately after such transaction Persons who were stockholders of CRA immediately before such transaction own less than 50% in voting power of the issued and outstanding stock of the resulting or surviving entity, (ii) a sale for value by CRA of all or substantially all of its assets,
(iii) a sale of stock by CRA to one purchaser or group of affiliated purchasers in which they purchase stock having more than 50% of the voting power of all of CRA's issued and outstanding stock, (iv) as a result of a tender offer or series of related transactions involving a tender offer, shareholders of CRA immediately before such offer or transactions hold less than a majority in voting power of the capital stock of CRA immediately after such offer or transactions, or (v) as a result of a proxy contest or other contest for control of CRA, a majority of the Board of Directors of CRA consists of individuals who were neither (A) directors of CRA on the date of the Closing nor (B) individuals approved for nomination by other directors, a majority of which approving directors were directors of CRA on the date of the Closing or other persons approved for nomination in accordance with this clause (B).

         1.56.    "Shares" shall have the meaning set forth in Section 2.5.

         1.57.    "Tangible Assets" shall have the meaning set forth in
Section 2.1(b).

         1.58. "Tax" or "Taxes" means all federal, state, county, local, foreign and other taxes, including income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, unemployment taxes, property taxes and import duties, whether or not measured in whole or in part by net income and including deficiencies or other additions to tax, interest and penalties with respect thereto.

         1.59. "Ten Year Shares" means $750,000 of the Common Stock, calculated using the average of the closing sale prices for the Common Stock as reported on the NASDAQ National Market System for the ten trading days ending two days before the Closing, which CRA will deliver to Carl Shapiro at the Closing and which are subject to the transfer restrictions set forth in Section 5.9.

         1.60.    "Tilden" shall have the meaning set forth in the Recitals.

         1.61.    "Tilden Claim Amount" shall have the meaning set forth in
Section 7.11(a).

         1.62.    "Third Party Action" shall have the meaning set forth in the
Section 7.5.

                     Article 2. PURCHASE AND SALE OF ASSETS.

         2.1. PURCHASE AND SALE. Upon and subject to the terms and conditions hereof, at the Closing, Tilden shall sell, transfer and assign to CRA, and CRA shall purchase and acquire from Tilden, all right, title and interest of Tilden in and to all of the tangible and intangible assets of Tilden other than the Excluded Assets, used or useful in Tilden's business (the "Purchased Assets"), in each case free and clear of all Liens whatsoever, including, without limitation:


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                  (a)      All supplies, training and consulting materials, and
other tangible inventory of Tilden (collectively, the "Inventory");

                  (b) All machinery, equipment, furniture, fixtures, vehicles and other tangible assets of Tilden not included in Inventory (collectively, "Tangible Assets"), including, without limitation, those fixed assets listed on SCHEDULE 2.1(b) hereto (the "Fixed Assets");

                  (c) All of Tilden's rights to payment for goods or services provided prior to the Closing (other than the Excluded Accounts Receivable), including Tilden's work in process, (the "Purchased Accounts Receivable"), as described on SCHEDULE 2.1(c) hereto;

                  (d) All rights of Tilden, whether now existing or hereafter arising, against manufacturers, vendors or subcontractors with respect to any of the Inventory or Tangible Assets or any part thereof, including, without limitation, all product warranties thereon;

                  (e) Copies of all price lists, client and vendor lists, historical sales data and other accounting and business records, files and data relating to Tilden and the Business since Tilden's inception, except Tilden's minute books and records and books of membership interests;

                  (f) All of Tilden's rights under all leases, licenses and other agreements and arrangements listed on SCHEDULE 2.1(f) hereto (the "Operating Agreements");

                  (g)      All prepaid expenses and related rights listed on
SCHEDULE 2.1(g) hereto (the "Prepaid Expenses");

                  (h) All of Tilden's rights under client contracts, purchase orders, proposals, work orders, authorizations and other agreements for the provision by Tilden of goods and services (the "Client Contracts") listed on
SCHEDULE 2.1(h) hereto;

                  (i) All rights to the names "The Tilden Group, LLC" and all other trademarks, trade names, service marks, trademark registrations and trademark applications of Tilden and all good will of Tilden related thereto;

                  (j) All of Tilden's patents, patent applications, specifications, processes, know-how, blueprints, drawings, designs, patterns, copyrights, copyright applications, formulae, inventions, technology, trade secrets, proprietary information and other information and documents (collectively, the "Intellectual Property"), including, without limitation, those items set forth on SCHEDULE 2.1(j) hereto and all good will of Tilden related thereto;

                  (k)      All Permits transferrable by Tilden; and

                  (l)      All notes receivable of Tilden.



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         2.2.     EXCLUDED ASSETS.

                  2.2.1. DESCRIPTION. The following are not being sold, assigned or otherwise transferred to CRA (collectively, the "Excluded Assets"):
(a) cash and bank accounts of Tilden, and (b) Tilden's work in process and accounts receivable that are listed on SCHEDULE 2.2.1 hereto (the "Excluded Accounts Receivable"). In identifying which of Tilden's work in process and accounts receivable are Purchased Assets and which are Excluded Assets, CRA and Tilden will attempt to cause the net book value of the Fixed Assets plus the Purchased Accounts Receivable (after consideration of all appropriate reserves and depreciation) less the value of the Assumed Liabilities to equal $400,000. Personal items of the Members or employees of Tilden stored at Tilden's offices are not included in the Purchased Assets.

                  2.2.2. COLLECTION OF ACCOUNTS RECEIVABLE. From and after the Closing, Tilden shall be entitled to retain and exercise all of its rights in the Excluded Accounts Receivable. CRA shall be entitled to all payments in respect of the Purchased Assets (including the Purchased Accounts Receivable) and in that regard Tilden hereby irrevocably constitutes and appoints CRA, from and after the Closing, its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to endorse the name of Tilden on any checks and other remittances received as payments with respect to the Purchased Assets and to perform all other acts necessary or desirable to collect such payments. Tilden hereby grants to CRA the full and irrevocable right, from and after the Closing, to use the current letterhead of Tilden in order to collect any payments with respect to the Purchased Assets. CRA shall provide reasonable assistance to Tilden in the processing of documentation related to the billing and collection of Excluded Accounts Receivable in the ordinary course of business. In no event will CRA have any obligation to pursue any non-routine activities with respect to any Excluded Account Receivable such as litigation or other enforcement action to collect it. In the event CRA or Tilden receives a payment from a client which the other is entitled to keep pursuant to the provisions of this Section 2.2.2, then the party receiving such payment shall promptly, within five days of the receipt of such payment, pay over such payment to the party entitled to keep the payment. In the event CRA or Tilden receives payment from a client and such payment does not reference a specific invoice number, then in that event the payment shall be deemed to apply to the longest outstanding unpaid invoice or invoices for such client.

         In addition to its obligations set forth above in this Section 2.2.2, Tilden agrees that it will, forthwith after receipt, transfer and deliver to CRA any property that Tilden may receive in respect of any of the Purchased Assets and any mail or other documents received by Tilden relating to any of the Purchased Assets or Assumed Liabilities transferred to CRA hereunder, such property, mail and documents to be delivered in the form and condition in which received, except for the opening of any envelope or package. CRA agrees that it will, forthwith after receipt, transfer and deliver to Tilden any property that CRA may receive in respect of any of the Excluded Assets and any mail or other documents received by CRA relating to any of the Excluded Assets, such property, mail and documents to be delivered in the form and condition in which received, except for the opening of any envelope or package. CRA hereby grants to Tilden the full and irrevocable right to use the names "Tilden" and "The Tilden Group" in order to collect the Excluded Accounts Receivable.

         2.3. NO ASSUMPTION OF LIABILITIES. Except for (a) liabilities arising after the Closing under the Operating Agreements assigned to CRA pursuant to Section 2.1(f) above, (b) obligations to


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provide goods and services after the Closing under any Client Contract assigned to CRA pursuant to Section 2.1(h) above and (c) the liabilities described on
SCHEDULE 2.3 hereto (the "Assumed Liabilities"), which Assumed Liabilities CRA hereby agrees to assume and perform, CRA assumes no obligations or liabilities of Tilden in connection with this transaction. Without limiting the generality of the foregoing, Tilden shall be solely responsible for payment promptly when due of all amounts at any time owing by Tilden with respect to the business of Tilden, both before and after the Closing, whether accrued or contingent, known or unknown, other than the Assumed Liabilities, including, without limitation, liabilities arising out of the provision by Tilden of goods or services provided by Tilden prior to the Closing, obligations for accrued salaries, wages, bonuses, benefits, severance or other payments that may be due to employees of Tilden and obligations for any of Tilden's Taxes.

         2.4. INSTRUMENTS OF TRANSFER. The transfer of the Purchased Assets to be transferred to CRA at the Closing shall be effected by bills of sale, assignments and such other instruments of transfer as shall transfer to CRA full title to the Purchased Assets free and clear of all Liens whatsoever except the Assumed Liabilities, all of which documents shall contain appropriate and customary warranties and covenants of title consistent herewith and shall be in form and substance reasonably acceptable to CRA and its counsel.

         2.5. PURCHASE PRICE. CRA shall pay to Tilden, in consideration of the transfer of the Purchased Assets, a purchase price (the "Purchase Price") of $8,850,000, which will consist of (a) a promissory note of CRA in favor of Tilden in the principal amount of $7,350,000 and in substantially the form attached as EXHIBIT A hereto (the "Note") and (b) $1,500,000 of the Common Stock. In determining the number of shares of Common Stock to be delivered to Tilden in the payment of the Purchase Price (the "Shares") and the number of Shares which will be tradeable as set forth in Section 2.5.2, the Common Stock will be priced at the average of the closing sale prices for the Common Stock as reported on the NASDAQ National Market System for the ten trading days ending two days before the Closing.

                  2.5.1. PURCHASE PRICE ADJUSTMENT. The Purchase Price may be adjusted after the Closing as follows:

                  (a) CRA shall prepare (or cause to be prepared) within 120 days after the Closing a statement (the "Preliminary Statement") showing the net book value of the Fixed Assets (after consideration of depreciation), plus the Purchased Accounts Receivable to the extent collected by CRA within 90 days of the Closing, plus the value of the Prepaid Expenses, less the value of the Assumed Liabilities (the "Closing Book Value"). For these purposes, (i) the net book value of the Fixed Assets (after consideration of depreciation) shall be the value set forth on SCHEDULE 2.1(b), (ii) the value of the Prepaid Expenses shall be the value set forth on SCHEDULE 2.1(g) (subject to a true-up after the Closing for prepaid health, vision, dental and disability expenses), and (iii) the value of the Assumed Liabilities shall be the value set forth on SCHEDULE
2.3 (subject to a true-up after the Closing for accounts payable for independent contractors' work done in December 1998). The Preliminary Statement shall be prepared in accordance with GAAP consistent with the principles applied in the preparation of the audited balance sheet of CRA as at November 29, 1997. Notwithstanding the foregoing, the Preliminary Statement may omit footnotes and related disclosures normally included in audited balance sheets prepared in accordance with GAAP.


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                  (b)      CRA shall cause Ernst & Young LLP, CRA's independent
certified public accountants ("CRA's Accountants"), to certify as to the accuracy of the Preliminary Statement and shall deliver to Tilden within 120 days after the Closing the Preliminary Statement, together with the certification of CRA's Accountants with respect thereto (the "Certification Letter").

                  (c) Within 30 days after its receipt of the Preliminary Statement and the Certification Letter, Tilden shall notify CRA whether it accepts or disputes the accuracy of the Preliminary Statement. If Tilden accepts the Preliminary Statement or shall fail to notify CRA of any dispute with respect thereto within the 30 day period, the Preliminary Statement shall be deemed to be final, conclusive and binding on Tilden and CRA (the "Final Statement"). If Tilden disputes the accuracy of the Preliminary Statement, it shall in such notice set forth in reasonable detail those items that Tilden believes are not fairly presented and the reasons for its opinion. The parties shall then meet and in good faith use their best efforts to try to resolve their disagreements over the disputed items. If the parties resolve their disagreements over the disputed items in accordance with the foregoing procedure, the Preliminary Statement, with those modifications to which the parties shall have agreed, shall be deemed to be the Final Statement. If the parties have not resolved their disagreements over the disputed items on the Preliminary Statement within 15 days after Tilden's notice of dispute, the parties shall forthwith jointly request an independent, national accounting firm other than CRA's Accountants mutually agreed to by CRA and Tilden (the "Accounting Arbitrator") to make a binding determination of those disputed items in accordance with this Agreement. The Accounting Arbitrator will have 30 days from the date of referral to render its decision with respect to the disputed items concerning the Preliminary Statement, which decision shall be final and binding upon Tilden and CRA and enforceable as an arbitration award pursuant to the Massachusetts Uniform Arbitration Act for Commercial Disputes, Mass. Gen. Laws Ann. ch. 251 or the Federal Arbitration Act, 9 U.S.C. ss.ss.1 ET seq. The Preliminary Statement, with those modifications determined by the Accounting Arbitrator, shall be deemed to be the Final Statement. The fees and expenses of the Accounting Arbitrator engaged pursuant to this Section 2.5.1 shall be borne 50% by Tilden and 50% by CRA.

                  (d) If the Final Statement indicates that the Closing Book Value is less than $400,000, then Tilden shall pay the difference to CRA not later than 10:00 a.m., Eastern Time, on the third business day after the date of completion of the Final Statement. If the Final Statement indicates that the Closing Book Value is greater than $400,000, then CRA shall pay the difference to Tilden not later than 10:00 a.m., Eastern Time, on the third business day after the date of completion of the Final Statement.

                  2.5.2. TRADING OF COMMON STOCK; RESTRICTIONS ON TRANSFER. The Shares delivered to Tilden will constitute "restricted securities," as such term is defined under the Securities Act of 1933, as amended, (the "Act"). In addition to restrictions on transfer necessary to comply with the Act, transfer of the Shares delivered to Tilden as part of the payment of the Purchase Price will be restricted, and such Shares must be held, as follows:

                  (a) $750,000 of the Shares may not be sold (i) in any private sale for a period of six months after the Closing, which period may be extended for as long as CRA in good faith is considering and working in good faith on a public offering registered under the Act (other than a


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registration statement on Form S-8 or Form S-4) in that period but in no case longer than one year after the Closing or (ii) in any public sale for a period of one year after the Closing, unless in either case the Shares are sold as described in the next sentence. If prior to the time such Shares could be sold pursuant to the preceding sentence, CRA undertakes a public offering registered under the Act which involves the filing by it of a registration statement with the Securities and Exchange Commission (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation), the entire $750,000 of such Shares may be sold in such offering, subject, in the case of an underwritten offering, to the Company limiting the number of such Shares that may be sold in such Offering if the managing underwriter of such offering determines that the inclusion of such Shares would adversely affect the offering;

                  (b) $750,000 of the Shares may not be sold for two years after the Closing and thereafter 12.5% of such shares will become saleable on each anniversary of the Closing commencing on the second anniversary of the Closing.

         The above restrictions on transfer will not apply to (i) any transfer to or for the benefit of family members of the Member or, in connection with death or marital dissolution and (ii) any transfer to the Members upon the dissolution of Tilden; provided that any of the Shares so transferred will remain subject to this Section 2.5.2, and it shall be a condition to such transfer that the transferee enter into an agreement in form reasonably satisfactory to CRA agreeing to be so bound.

         In the event of a Sale of CRA, the restrictions on transfer on any consideration received by Tilden with respect to the Shares will be of no greater duration or severity than the restrictions on consideration received by CRA's executive officers with respect to CRA's Common Stock owned by them and subject to transfer restrictions under CRA's Stock Restriction Agreement dated April 17, 1998 unless pooling of interests accounting rules require a different approach.

                  2.5.3. PURCHASE PRICE ALLOCATION. CRA and Tilden agree that the Purchase Price shall be allocated among the Purchased Assets and the Assumed Liabilities as set forth on SCHEDULE 2.5.3 hereto.

         2.6. CLOSING. The closing of the purchase and sale of the Purchased Assets and of the assumption of the Assumed Liabilities (the "Closing") shall be held at 10:00 A.M. at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109 on December 15, 1998 or on such other date as the parties hereto may mutually agree upon in writing.

       Article 3. REPRESENTATIONS AND WARRANTIES OF TILDEN AND THE MEMBERS

         Tilden and the Members jointly and severally hereby represent and warrant to, and agree with, CRA as follows:

         3.1. DUE ORGANIZATION AND QUALIFICATION. Tilden is duly organized and validly existing as a limited liability company in good standing under the laws of California, with full power to own


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its properties, to lease its leased properties and to conduct its business as now conducted. Tilden is duly qualified to transact business and is in good standing in each of the jurisdictions listed on SCHEDULE 3.1 hereto, which are the only jurisdictions in which the character of the property owned or held under lease by Tilden or the nature of the business transacted by it requires such qualification and for which failure to qualify would or could have a Material Adverse Effect. Tilden does not file in any jurisdiction other than the jurisdictions listed on SCHEDULE 3.1 any franchise, income or other tax return in connection with any tax based upon the ownership, lease or use of property in such jurisdiction or the derivation of income from such jurisdiction.

         3.2. SUBSIDIARIES AND OTHER AFFILIATES. Tilden has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity ownership or proprietary interest in any other Person.

         3.3.     AUTHORITY TO EXECUTE AND PERFORM AGREEMENT; BINDING EFFECT.

                  3.3.1. THE MEMBERS. Each Member has full right, power and authority to enter into this Purchase Agreement and the Related Agreements to which he is a party and to perform fully his obligations hereunder and thereunder. This Purchase Agreement and the Related Agreements to which such Member is a party have been duly executed and delivered by such Member, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, are the legal, valid and binding obligation of such Member, enforceable against him in accordance with their terms.

                  3.3.2. TILDEN. Tilden has full right, power and authority to enter into this Purchase Agreement and the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Purchase Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of Tilden. This Purchase Agreement and such Related Agreements have been duly executed and delivered by Tilden, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, are the legal, valid and binding obligation of Tilden, enforceable against it in accordance with their terms.

         3.4. TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. Tilden has the full right to sell, transfer, and assign all of the Purchased Assets to CRA, and has good title thereto, free and clear of all Liens whatsoever other than the Assumed Liabilities, current period property taxes, and materialmen's and repairmen's Liens arising in the ordinary course of Tilden's business. Following the Closing, CRA will be the lawful owner of, and have good title to, the Purchased Assets, free and clear of any Liens whatsoever other than the Assumed Liabilities. The Purchased Assets include all of the assets and properties necessary for CRA to conduct the Business, substantially as Tilden has conducted its business in the past. None of the Purchased Assets is in the possession, custody or control of any Person other than Tilden. All of the tangible Purchased Assets are located at the offices of Tilden at 5335 College Avenue, Oakland, California 94618.

         3.5.     FINANCIAL STATEMENTS.

                  (a) Tilden has delivered to CRA the following financial statements of Tilden (collectively, the "Financial Statements"):

                           (i) an unaudited balance sheet and related unaudited statement of income as at the end of and for its year ended December 31, 1997; and

                           (ii) an unaudited balance sheet and related unaudited statement of income as at the end of and for its ten months ended October 31, 1998.

                  (b) All of the foregoing Financial Statements have been prepared using the Quickbooks accounting software package, with the following assumptions and policies: (i) expenses are generally recorded as they are incurred, (ii) fixed assets are depreciated using an aggregate quarterly figure as recommended by Tilden's tax accountants, (iii) accrued income is entered at the time invoices are sent to clients, (iv) Tilden has maintained no accounts payable except for monies due to the Members for their professional fees and for selected independent contractors who are paid after fees are collected from the client, and (v) Tilden has not accrued employee vacation time or possible profit sharing payments as liabilities. On this basis, the Financial Statements are complete and correct in all material respects and fairly present the financial position and the results of operations of Tilden at the dates and for the periods indicated thereon.

                  (c) All accounting ledgers and other books and records of Tilden are located at the offices of Tilden in Oakland, California, and present fairly the transactions they purport to represent. There has been no material transaction with respect to the business of Tilden which is not fully described in such ledgers, books and records.

         3.6. NO MATERIAL ADVERSE CHANGE. Since October 31, 1998, there has not been any change, whether or not covered by insurance, in the condition (financial or otherwise), assets, liabilities, operations, business, prospects or properties of Tilden, or in its relationships with suppliers, clients, lessors, employees, consultants or others, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse to Tilden (a "Material Adverse Change"), and Tilden and the Members do not know of any Material Adverse Change that is threatened or reasonably likely to occur.

         3.7. TAX MATTERS. Except as set forth on SCHEDULE 3.7 hereto, within the times and in the manner prescribed by law, (a) all Tax returns that were or are required to be filed by Tilden have been filed and all Taxes that have become due or assessed from or against Tilden have been timely paid in full; (b) no Tax liens have been filed and no material claims are being asserted or, to the knowledge of Tilden and the Members, have been threatened with respect to any of such Taxes; and (c) Tilden has withheld, collected and paid to the proper Governmental Agencies all amounts which it has been required by law to withhold or collect.

         3.8.     COMPLIANCE WITH LAWS.

                  3.8.1.   GENERAL MATTERS. Except as set forth on
SCHEDULE 3.8.1 hereto, Tilden has complied with all Laws applicable to it or its business and with respect to which the failure to comply would or could have a Material Adverse Effect. Tilden has not made any illegal payment to officials or employees of any governmental or regulatory body or to any other Person. Except as set forth on SCHEDULE 3.8.1 hereto, to the knowledge of Tilden and the Members, Tilden has all Permits and has made all required registrations, notices and filings with any Governmental Agencies that are material to, or necessary for, the lawful conduct of its business. To the knowledge of Tilden and the Members, all Permits of Tilden are set forth on SCHEDULE 3.8.1 hereto and are in full force and effect, no violations material to the business of Tilden have been recorded with respect to any Permit, and no proceeding is pending or, to the knowledge of the Members or Tilden, threatened for the revocation or limitation of any Permit. Neither the Members nor Tilden has any knowledge of any notice by any Governmental Agency, written or oral, asserting any noncompliance with any Permit.

                  3.8.2. ENVIRONMENTAL MATTERS. Tilden has duly complied with all Laws relating to the protection of the environment and with respect to which the failure to comply would or could have a Material Adverse Effect. There are no past or present actions or activities by Tilden, or, to the knowledge of Tilden or the Members, any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any hazardous substances, that is reasonably likely to form the basis of a claim against Tilden or against any Person whose liability for any such claim Tilden has or may have retained either contractually or by operation of law and no such claim is pending or, to the knowledge of Tilden or the Members, threatened.

         3.9.     EXECUTION AND PERFORMANCE OF AGREEMENT. Except as set forth on
SCHEDULE 3.9 hereto:

                  3.9.1. NO CONFLICT. The execution, delivery and performance of this Purchase Agreement and the Related Agreements and the consummation of the transactions contemplated hereby do not, and will not, violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in the creation of (or require Tilden or the Members to create) any Lien on any of the Purchased Assets, or result in a material modification of the effect of or constitute (or with notice, lapse of time or both constitute) a default under (a) the articles of organization or operating agreement of Tilden, (b) any Client Contract, any Operating Agreement or any material instrument, contract or other agreement to which Tilden or any Member is a party or by or to which it or he or any of its or his assets or properties (including the Purchased Assets) is bound or subject, or (c) any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body known to be against or binding upon, or applicable to, Tilden or the Members or upon its or their assets or properties (including the Purchased Assets). No approval or consent of any Person is needed in order to transfer any of the Purchased Assets, including any Operating Agreement or Client Contract to CRA at the Closing or to give CRA the full benefit of such Purchased Assets after the Closing.

                  3.9.2. REQUIRED FILINGS AND CONSENTS. Neither Tilden nor the Members is required to submit any notice, report or other filing with any Governmental Agency in connection with the execution, delivery and performance of this Purchase Agreement or the Related Agreements and the consummation of the transactions contemplated hereby and thereby, except for notices, reports or other filings for which failure to submit would not or could not reasonably be expected to materially impair the value to CRA of the Purchased Assets. No waiver, consent, approval or authorization of (a) any Governmental Agency or (b) any party to or pursuant to any Agreement to which Tilden or any Member is a party or by which Tilden or any Member or any of its or his assets or properties (including the Purchased Assets) is bound or affected, is required to be obtained or made by either Tilden or the Members in connection with the execution, delivery and performance of this Purchase Agreement or the Related Agreements and the consummation of the transactions contemplated hereby and thereby, except for waivers, consents, approvals or authorizations for which failure to obtain or make would not or could not reasonably be expected to materially impair the value to CRA of the Purchased Assets.

         3.10. LITIGATION. Neither Tilden nor either of the Members has received notice of any outstanding orders, judgments, injunctions, awards or damages of any court, governmental or regulatory body or arbitration tribunal against or adversely affecting Tilden or a Member. Neither Tilden nor either of the Members is a party to or, to the knowledge of Tilden or the Members, threatened with, any litigation or judicial, administrative, investigative or arbitration proceeding. Tilden and the Members do not know of any dispute with any Person that is reasonably likely to give rise to any such litigation or judicial, administrative, investigative or arbitration proceeding and there is no fact, event or circumstance that is reasonably likely to give rise to any such litigation or judicial, administrative, investigative or arbitration proceeding.

         3.11.    EMPLOYMENT MATTERS.

                  3.11.1. GENERAL. SCHEDULE 3.11 hereto sets forth (a) the names, positions and current compensation rates of all full-time and part-time employees of Tilden; (b) any Agreement currently in effect to which Tilden is a party with any current or former member, manager, officer, employee, consultant or agent; and (c) statistical information setting forth since Tilden's inception the number of Tilden employees hired and the number terminated or departed. The Company has not at any time had, nor to the knowledge of Tilden or the Members is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown or any other similar occurrence. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours and collective bargaining. Tilden has withheld any material amounts required by law or agreement to be withheld from the wages or salaries of its employees and it has paid all such amounts to the appropriate Governmental Agency, insurer or other Person in accordance with such laws or agreements. Tilden is not liable in any material respect for any arrears of wages or other Taxes or penalties for failure to comply with such laws or agreements. No material controversies are pending between Tilden and any of its employees, and no material controversies have been threatened by any such employee.

                  3.11.2. CONTINUED EMPLOYMENT. The Members do not have any knowledge of any current full-time or part-time employee of Tilden who will refuse to accept CRA's offer of employment.

         3.12. AGREEMENTS. Except as set forth on SCHEDULE 3.12 hereto, Tilden is not a party to, and it and its assets or properties are not bound or subject to any:

                  (a) Agreement for the sale by Tilden of its products or services under which Tilden has or could have any continuing liability, or obligation to perform after the Closing;

                  (b) Agreement, whether a license, royalty agreement or otherwise, relating to copyrights, know-how, technology, processes, formulae, trade secrets, confidential or proprietary information or materials, royalties, distribution or agency arrangements or patents or other similar Agreements;

                  (c) Agreement for the sale of Tilden's assets or properties other than in the ordinary course of business;

                  (d) Agreement under which Tilden agrees to indemnify any party or to share any Tax liability of any party other than this Purchase Agreement;

                  (e) Agreement containing covenants of Tilden not to compete in any line of business or with any Person in any geographical area or confidentiality provisions;

                  (f)      Agreement to pay brokerage or finder's fees; or

                  (g) any other Agreement calling for payments or receipts in excess of $10,000 over any 12-month period, or that has a remaining term in excess of twelve months and is not terminable at will by Tilden on not more than 60 days notice (in either case whether or not made in the ordinary course of business), or any other Agreement which a reasonable person would consider is material to the assets, condition (financial or otherwise), results of operations, business or prospects of Tilden.

         Copies of each written Agreement identified on SCHEDULE 3.12 or any other Schedule have been delivered or made available to CRA, and the material terms of each oral Agreement set forth on SCHEDULE 3.12 have been disclosed thereon. Each Agreement identified on SCHEDULE 3.12 or any other Schedule is in full force and effect except as set forth on such Schedule. Tilden is not in material default under any Agreement set forth on Schedule 3.12, and to the knowledge of Tilden and the Members no condition exists that, with notice or lapse of time or both, would constitute a material default thereunder by Tilden. To the knowledge of Tilden and the Members, (i) no Person (other than Tilden) that is a party to any Agreement set forth on SCHEDULE 3.12 or any other
Schedule is in material default thereunder and (ii) no condition exists that, with notice or lapse of time or both, would constitute a material default thereunder by such Person.

         3.13. TANGIBLE ASSETS. Subject to exceptions not material to the Business, all of the Tangible Assets are in good operating condition and repair, and Tilden has not received any notice that it or any of the Tangible Assets is in violation of any existing Law or any building, zoning, health, safety or other ordinance, code or regulation. All of the Tangible Assets are located at Tilden's offices in Oakland, California.

         3.14. INTELLECTUAL PROPERTY. The Intellectual Property constitutes all intellectual property rights owned by or licensed to Tilden and material or necessary to the conduct of the Business as conducted by Tilden. Except for Agreements regarding confidentiality, Tilden is not a party to any written or oral agreement whereby the use of any Intellectual Property is restricted, and CRA's use after the Closing of the Intellectual Property will not cause any violation or infringement of the rights of others.

         3.15. LIABILITIES. Tilden has no liabilities or other obligations of any nature which are required by the basis of accounting set forth in Section 3.5(b) to be reflected on the balance sheets referred to in Section 3.5 and which were not reflected on such balance sheets, except for liabilities and obligations incurred since October 31, 1998 in the ordinary course of business that are not, either in any case or in the aggregate, material to Tilden.

         3.16. CLIENTS. SCHEDULE 3.16 hereto contains a complete and correct list as of the date hereof of all of Tilden's clients who have been billed for services or products since Tilden's inception. No current client has expressed its intention to terminate or materially reduce its usage of Tilden's services as a result of its expressed dissatisfaction with Tilden's services. In the last 12 months, no client has terminated or materially reduced (or threatened to terminate or materially reduce) its usage of Tilden's services as a result of its expressed dissatisfaction with Tilden's services. There is no pending material dispute with any client.

         3.17. REPUTATION. To the knowledge of Tilden and the Members, no fact or circumstance exists which may have, or is reasonably likely to have, a material adverse effect on the reputation of Tilden or its consulting services or of any Member, or senior economist of Tilden.

         3.18. EMPLOYEE BENEFIT PLANS. SCHEDULE 3.18 hereto sets forth a list of all pension, profit sharing, retirement, deferred compensation, security purchase, security option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by Tilden or under which Tilden has any obligations (other than obligations to make current wage or salary payments or sales commissions terminable on notice of thirty days or less) in respect of, or which otherwise cover, any of the current or former members, managers, officers, employees or consultants of Tilden, or their beneficiaries, including without limitation any such plans, programs or arrangements, whether written or oral, that Tilden may have with its employees created by Tilden's custom and usage in dealing with its employees (collectively, the "Benefit Plans"). Except as set forth on SCHEDULE 3.18, Tilden has no accrued obligations or liabilities under any Benefit Plan to any of the current or former members, managers, officers, employees or consultants of Tilden, or their beneficiaries. Tilden has never been obligated to make any contributions to any "multiemployer plan" within the meaning of Section 3(37)(a) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Tilden does not currently maintain, and has never in the past maintained, an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is or was intended to be a duly qualified plan and trust under Sections 401(a) and 501(a), respectively, of the Code. Tilden has delivered or made available to CRA copies of all plan texts and any other documents, descriptions or materials related thereto.

         3.19. INSURANCE. SCHEDULE 3.19 hereto sets forth (a) a list of all policies or binders of fire, liability, casualty, product liability, workmen's compensation, health, medical, life, group, vehicular or other insurance held by or on behalf of Tilden and its employees, (b) a brief description thereof specifying the insurer, the policy number or covering note number with respect to binders, each pending claim thereunder, the aggregate amounts paid out under each such policy through the date hereof, the aggregate limit, if any, of the insurer's liability thereunder, and the termination date thereof and (c) a list of claims and notices to the insurer (or its agent) of possible claims existing or made since Tilden's inception through the date of the Closing and a description of the resolution or current status of any such claims or possible claims. Such policies and binders are in full force and effect, and the insurance provided by such policies and binders is reasonable in coverage and amounts for the industry in which Tilden operates. Tilden is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any material claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder nor has Tilden received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on SCHEDULE 3.19 will not be available in the future on substantially the same terms as now in effect. Tilden has not received or given a notice of cancellation with respect to any such policy or binder. Neither Tilden nor either of the Members has knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due, or any similar state of facts that might form the basis for termination of any such insurance.

         3.20. POTENTIAL CONFLICTS OF INTEREST. To the knowledge of the Members, no senior economist of Tilden, including, without limitation, the Members (a) owns, directly or indirectly, any interest in (excepting not more than one percent stock holdings solely for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, sublessor, sublessee, client or supplier of Tilden; (b) owns, directly or indirectly, in whole or in part, any copyright, other than in materials produced for Tilden's clients in the ordinary course of business, trademark, trade name, service mark, franchise, patent, invention, permit, license or trade secret or confidential information that Tilden is using or the use of which is necessary for the business of Tilden, PROVIDED that this clause (b) shall not apply to the personal reputation and goodwill of a Member; (c) has any cause of action or other claim whatsoever against Tilden, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Benefit Plans, and similar matters and agreements existing on the date hereof; (d) has made, on behalf of Tilden, any payment to or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any member, manager or officer of Tilden, or, to the knowledge of Tilden and the Members, a relative of any of the foregoing, is a partner or member; or (e) owes any money to Tilden.

         3.21. NO BROKER. No broker, finder, agent or intermediary (a "Broker") has acted for or on behalf of Tilden or the Members in connection with this Purchase Agreement, the Related Agreements or the transactions contemplated hereby and thereby, and no Broker is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Tilden or the Members or any action taken by Tilden or the Members. Tilden and the Members have no obligation to pay to any Broker any broker's finder's or similar fee for or in connection with the providing by Tilden of its products and services to clients.

         3.22. SUPPLIERS. SCHEDULE 3.22 hereto sets forth a list of all vendors or other suppliers from or through whom Tilden has purchased goods (for sale or lease) or services, each in excess of $10,000 in any calendar year, during the period from Tilden's inception to the present, other than utilities, and summarizes all contractual arrangements for continued supply from each such firm. Except as set forth on SCHEDULE 3.23, Tilden has no currently existing open purchase orders or contracts with vendors or other suppliers of materials or services in excess of $2,500 individually or $10,000 in the aggregate.

         3.23. BIDS AND PROPOSALS. SCHEDULE 3.23 hereto contains a true and complete list of all of Tilden's open bids or proposals, and Tilden has supplied CRA with a true and correct copy of each such bid or proposal.

         3.24. PAYMENTS ON OPERATING CONTRACTS. Tilden is current on all of its obligations arising under the Operating Contracts.

         3.25. ASSUMED LIABILITIES. Tilden has delivered to CRA true and correct copies of all instruments and other documents which constitute or evidence, in whole or in part, any of the Assumed Liabilities. None of the Assumed Liabilities and such instruments or documents has been modified or amended, whether in writing, by custom or usage or otherwise and all of the Assumed Liabilities and such instruments and documents are in full force and effect in accordance with their respective terms.

         3.26. INVESTIGATION OF TAX EFFECTS. Tilden and each Member acknowledge that they and those Persons retained by them to advise them with respect to the Tax effects of the transactions contemplated by this Purchase Agreement have fully and independently examined the Tax effects of such transactions as they may relate to Tilden and the Members. Tilden and the Members acknowledge that CRA has made no representation or warranty whatsoever with respect to such Tax effects.

         3.27.    INVESTMENT REPRESENTATIONS.

                  (a) Tilden and each of the Members understands that the Shares have not been registered under the Act or qualified under the securities or "blue sky" laws of any jurisdiction, and CRA is not, nor will it be, under any obligation to register the Shares under the Act or the "blue sky" laws of any jurisdiction. Tilden and each of the Members further understands that the Shares will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Act and that, as such, the Shares must be held indefinitely unless they are subsequently registered under the Act or unless an exemption from the registration requirements thereof is available.

                  (b) Tilden and each of the Members is acquiring the Shares for its own account for investment and not for, with a view to, or in connection with any resale or distribution thereof.

                  (c) Tilden and each of the Members is an "accredited investor" within the meaning of Rule 501 promulgated under the Act.

                  (d) Tilden and each of the Members by reason of their business and financial experience, and the business and financial experience of those persons retained by them to advise them with respect to Tilden's and the Members' investment in the Shares, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, and are able to bear the economic risk of such investment and are able to afford a complete loss of such investment. Tilden and each of the Members acknowledge that they have been granted the opportunity to ask questions of, and receive answers from, representatives of CRA concerning CRA and the Shares and to obtain any additional information that Tilden or the Members deem necessary to verify the accuracy of the answers Tilden or the Members received from such representatives.

                  (e) In addition to the other restrictions on transfer contained in this Purchase Agreement, Tilden and each of the Members shall not sell or otherwise dispose of any of the Shares without registration under the Act and qualification under the "blue sky" laws of the appropriate jurisdiction, unless an exemption from registration and qualification thereunder is available. In connection with the proposed transfer of any Shares that have not been registered under the Act, Tilden and each of the Members shall deliver written notice to CRA describing in reasonable detail the proposed transfer, together with an opinion, in form and substance reasonably satisfactory to CRA and its counsel, of counsel which (to CRA's reasonable satisfaction) is knowledgeable in securities laws matters, to the effect that such transfer of the Shares may be effected without registration under the Act and qualification under any applicable state securities laws.

                  (f) The certificates for the Shares will be imprinted with legends in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR "BLUE SKY" LAWS OF ANY JURISDICTION. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND SUCH BLUE SKY LAWS AND AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT.

                  THE SALE OR OTHER DISPOSITION OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF AN ASSET PURCHASE AGREEMENT DATED AS OF DECEMBER 15, 1998 (THE "AGREEMENT"). A COPY OF THE AGREEMENT IS AVAILABLE FOR INSPECTION FROM THE CLERK OF THE COMPANY.

                  (g) Carl Shapiro acknowledges and agrees that, for purposes of this Section 3.27, any reference to "Shares" shall be deemed also to include the Ten Year Shares.

         3.28. ACCOUNTS RECEIVABLE. The Purchased Accounts Receivable of Tilden have arisen in the ordinary course of business and are valid, collectible and payable in full. SCHEDULE 3.28 hereto sets forth the aging of accounts receivable of Tilden as of October 31, 1998. To the knowledge of Tilden and the Members, except as set forth on SCHEDULE 3.28, each account receivable of Tilden represents the undisputed, bona fide sale and delivery of goods or services to, or as directed by, the account debtors set forth on such Schedule. Tilden has good and marketable title to all of the accounts receivable, free and clear of all Liens and other rights and claims of other persons or entities, other than the Assumed Liabilities. To the knowledge of Tilden and the Members, no account receivable or work in process is subject to any defense, counterclaim, set-off, discount, dispute or condition of any nature.

         3.29. MEMBERS. The Members are the only members of Tilden as such term is defined in Title 2.5 of the California Corporations Code, as amended.

         3.30. FULL DISCLOSURE. Neither this Purchase Agreement, the Related Agreements, nor any written statement, report or other document furnished or to be furnished by Tilden or the Members pursuant to this Purchase Agreement or the Related Agreements contains, or will contain, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not false or misleading. There is no fact known to the Members which the Members have not disclosed to CRA in writing that is reasonably likely to preclude the Members from performing their obligations under this Purchase Agreement and the Related Agreements.

                Article 4. REPRESENTATIONS AND WARRANTIES OF CRA.

         CRA represents and warrants to Tilden and the Members as follows:

         4.1. DUE INCORPORATION. CRA is a corporation duly organized and validly existing as a corporation in good standing under the laws of The Commonwealth of Massachusetts, with corporate power to own its properties, to lease the properties purported to be leased by it and to conduct its business as now conducted. CRA is duly qualified to transact business and is in good standing in each of the jurisdictions listed on SCHEDULE 4.1 hereto, which are the only jurisdictions in which the character of the property owned or held under lease by CRA or the nature of the business transacted by it requires such qualification and for which failure to qualify would or could have a material adverse effect on the business, operations, property, prospects, condition (financial or otherwise), assets or liabilities of CRA.

         4.2.     EXECUTION AND PERFORMANCE OF AGREEMENT.

                  4.2.1. AUTHORIZATION AND VALIDITY. CRA has full right, power and authority to enter into this Purchase Agreement and the Related Agreements to which it is party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Purchase Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of CRA. This Purchase Agreement and such Related Agreements have been duly executed and delivered by CRA and, assuming due authorization, execution and delivery by the other parties hereto and thereto, are the legal, valid and binding obligation of CRA, enforceable against it in accordance with their terms.

                  4.2.2. NO CONFLICT. The execution, delivery and performance of this Purchase Agreement and the Related Agreements to which CRA is a party and the consummation of the transactions contemplated hereby and thereby do not, and will not, violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in the creation of (or require CRA to create) any Lien on any of CRA's assets, properties or business, or result in a material modification of the effect of or constitute (or with notice, lapse of time or both constitute) a default under (a) the articles of organization or the by-laws of CRA, (b) any instrument, contract or other agreement to which CRA is a party or by or to which its assets or properties are bound or subject, or (c) any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon, or applicable to, CRA's properties or business.

                  4.2.3. REQUIRED FILINGS AND CONSENTS. CRA is not required to submit any notice, report or other filing with any Governmental Agency, in connection with the execution, delivery and performance of this Purchase Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby except for filings that may be required under applicable federal or state securities laws. No waiver, consent, approval or authorization of (a) any Governmental Agency or (b) any party to or pursuant to any Agreement to which CRA is a party or by which it or any of its property is bound or affected is required to be obtained or made by CRA in connection with the execution, delivery and performance of this Purchase Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

         4.3. SEC STATEMENTS, REPORTS AND DOCUMENTS. CRA heretofore has delivered or made available to Tilden and the Members true and complete copies of (a) its Registration Statement on Form S-1 (Registration Statement No. 333-46941) as amended when it became effective on April 23, 1998 and (b) all other Forms 10-Q and 8-K filed by it with the SEC since April 23, 1998 (the documents referred to in clauses (a) and (b) being hereinafter referred to as the "CRA Reports"). As of their respective dates, the CRA Reports complied in all material respects with all applicable requirements of the Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of CRA included in the CRA Reports were prepared in conformity with GAAP applied on a consistent basis (except as otherwise stated in the financial statements), and present fairly the consolidated financial position, results of operations and changes in cash flows of CRA and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to (i) the absence of certain notes thereto and (ii) normal year-end audit adjustments. There have been no material adverse changes to the business, operations, property, prospects, condition (financial or otherwise), assets or liabilities of CRA since September 4, 1998.

         4.4. NO BROKER. Except as disclosed on SCHEDULE 4.4 hereto no Broker has acted for or on behalf of CRA in connection with this Purchase Agreement, the Related Agreements or the transactions contemplated hereby and thereby, and no Broker is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with CRA or any action taken by CRA.

                 Article 5. COVENANTS OF TILDEN AND THE MEMBERS.

         5.1. ACCESS TO INFORMATION. Tilden shall give CRA and its representatives access at all reasonable times to the facilities, properties, books, financial statements, records, managers, officers, employees and agents of Tilden and shall permit CRA after the Closing to confirm with suppliers or clients of Tilden the title to any Purchased Assets in such suppliers' or clients' possession, and shall permit CRA after the Closing to confirm with obligors under the Purchased Accounts Receivable and Excluded Accounts Receivable the value and amount thereof. Tilden shall furnish to CRA all such reasonable information concerning the affairs of Tilden as CRA or its representatives may reasonably request. Without limiting the generality of the foregoing, Tilden and the Members acknowledge that CRA may be required to provide audited and unaudited historical and pro forma financial information of Tilden in order to comply with federal securities laws, and Tilden and the Members agree that they will cooperate, and will cause their accountants and other representatives to cooperate, with CRA and its representatives, at CRA's expense, to enable them to obtain, prepare and disclose such financial information in a timely manner.

         5.2. COVENANT OF FURTHER ASSURANCES. Each of Tilden and the Members shall use its and their reasonable best efforts to satisfy or cause to be satisfied all the closing conditions that are set forth in Article 8 hereof, and each of Tilden and the Members shall use its and their reasonable best efforts to cause the transactions contemplated hereby to be consummated. Tilden and the Members shall use all reasonable efforts to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated hereby and to obtain any consent, authorization, order or approval of, or any exemption by, and to make any registration, declaration or filing with, any Governmental Agency or other third party, required to be obtained or made by any of them in connection with the taking of any action contemplated hereby. In addition, Tilden and the Members shall, from time to time after the Closing, execute, acknowledge, seal and deliver all such instruments and documents, and do all such further things, as CRA may request to perfect the transfer and delivery to CRA of any and all of the Purchased Assets or to transfer to or otherwise obtain for CRA any consent, license, permit, registration or approval necessary or desirable to accomplish the purchase of the Purchased Assets or the assumption of the Assumed Liabilities or to enable CRA fully and without restriction to carry on the Business.

         5.3. PAYMENT OF TAXES. Tilden or the Members shall pay, promptly and when due, whether at the original time fixed therefor or pursuant to any extension of time to pay, any and all Taxes, fees and other charges which shall become due or shall have accrued on account of the operation and conduct of Tilden's business on or before the Closing or on account of any of the transactions contemplated by this Purchase Agreement, PROVIDED, HOWEVER, that Tilden and the Members shall not be required to pay any such Tax, fee or charge if they are contesting the validity or amount thereof through proper proceedings, in good faith and with reasonable diligence if such contest does not, and will not, cause CRA to be subject to any fine, penalty or other payment. Tilden or the Members shall file within the times and in the manner prescribed by law all Tax returns that are required to be filed with respect to Tilden. Any sales tax resulting from CRA's purchase of the Tangible Assets from Tilden hereunder shall be paid promptly when due one-half by CRA and one-half by Tilden and the Members. CRA, on the one hand, and Tilden and the Members on the other, shall cooperate to calculate the amount of such sales tax and to prepare and file promptly when due any tax returns or other filings related to such sales tax.

         5.4. PAYMENT OF LIABILITIES. Tilden shall pay and discharge promptly when due all of its liabilities and obligations, due or to become due, accrued, contingent or otherwise, other than the Assumed Liabilities, and to the extent necessary shall apply the proceeds of the sale of the Purchased Assets to such payment and discharge. At CRA's request, Tilden shall provide to CRA evidence of such payment and discharge, in form and substance satisfactory to CRA.

         5.5. CLIENT INQUIRIES. Tilden and each Member shall refer to CRA inquiries from potential clients that ask for "Tilden" by name concerning the possible purchase of any of Tilden's goods or services related to the Business. Such referral will not be required where (i) with CRA's prior written consent (which shall not be unreasonably withheld in the case of activities not involving a project which if performed by CRA would involve a legal or significant actual or reasonably anticipated business conflict for CRA) a Member participates in an economic, business or strategic consulting project conducted on a commercial basis in which CRA has declined in writing to participate; or
(ii) a Member participates in an economic, business or strategic consulting project not conducted on a commercial basis if the Member has given CRA at least 15 days prior written notice of his intent to undertake the project and if within such 15 day period CRA did not object to his undertaking such project because (A) such project would materially conflict with a current project or relationship of CRA or (B) CRA has reason to believe that a Member's acceptance of the project is likely to preclude CRA from a significant engagement in the future.

         5.6. CHANGE OF NAME. Within 90 days after the Closing, Tilden shall change its name to a new name bearing no resemblance to its present name, after which neither Tilden nor the Members shall, directly or indirectly, through any entity or otherwise, use the name The Tilden Group, LLC, or any related or derivative names, in any business or venture other than in connection with their consulting for, and exclusively for the benefit of, CRA.

         5.7. EMPLOYEES. Tilden agrees that CRA may employ any present or former employee of Tilden whom CRA wishes to employ on and after the Closing. Tilden hereby waives all contractual or other rights it may have with respect to any such employee so as to permit CRA to employ such employee for any job CRA shall deem appropriate and without any conflicting obligation to Tilden and Tilden and the Members shall cooperate with and assist CRA in its efforts to employ the employees of Tilden.

         5.8. CONTINUED EXISTENCE OF COMPANY. Tilden shall continue to maintain its existence as a limited liability company, including paying any Taxes, for a period of at least three years from the Closing under its new name. CRA shall reimburse Tilden up to $1,000 per year during the second and third years following the Closing for Tilden's annual minimum California franchise tax.

         5.9. TEN YEAR SHARES. Carl Shapiro acknowledges and agrees that the Ten Year Shares will constitute "restricted securities," as such term is defined under the Act. In addition to restrictions on transfer necessary to comply with the Act, Mr. Shapiro may not sell or otherwise transfer the Ten Year Shares for ten years after the Closing.

                  If at any time, prior to the tenth anniversary of the Closing, Mr. Shapiro ceases to be an active exclusive consultant, except for reasons of death or Disability (as hereinafter defined), such portion of the Ten Year Shares which is not then eligible for sale will revert to CRA, automatically and without further action by any person or entity. As used herein, the term "Disability" shall mean any inability to perform duties because of mental or physical infirmities for a period of six months or more.

                  The above restrictions on transfer will not apply to any transfer to or for the benefit of family members of Mr. Shapiro or in connection with marital dissolution, provided that any of the Ten Year Shares so transferred will remain subject to this Section 5.9, and it shall be a condition to such transfer that the transferee enter into an agreement in form and substance satisfactory to CRA agreeing to be so bound.

                  In the event of a Sale of CRA, the restrictions on transfer on any consideration received by Mr. Shapiro with respect to the Ten Year Shares will be of no greater duration or severity than the restrictions on consideration received by CRA's executive officers with respect to CRA's Common Stock owned by them and subject to transfer restrictions under CRA's Stock Restriction Agreement dated April 17, 1998 unless pooling of interests accounting rules require a different approach.

                          Article 6. COVENANTS OF CRA.

         6.1. EMPLOYEES. CRA has offered employment to, and will offer to hire as of the Closing, all Tilden employees listed on SCHEDULE 6.1 hereto on terms comparable to those given to CRA employees of like seniority and accomplishments.

         6.2. COVENANT OF FURTHER ASSURANCES. CRA shall use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 9 hereof, and CRA shall use its reasonable best efforts to cause the transactions contemplated hereby to be consummated. CRA shall use all reasonable efforts to comply promptly with all legal requirements that may be imposed on it with respect to the consummation of the transactions contemplated hereby and to obtain any consent, authorization, order or approval of, or any exemption by, and to make any registration, declaration or filing with, any Governmental Agency or other third party, required to be obtained or made by it in connection with the taking of any action contemplated hereby.

                           Article 7. INDEMNIFICATION.

         7.1. INDEMNIFICATION OF CRA. In addition to, and not by way of limitation of, CRA's rights otherwise provided in this Purchase Agreement or in any other document delivered in connection with the transactions contemplated hereby, or under applicable law, and subject to the terms and conditions of this
Article 7, Tilden and the Members, jointly and severally, agree to defend, indemnify and hold harmless CRA and its subsidiaries and each of their respective directors, officers, agents and Affiliates (collectively, the "CRA Group") from and against any loss, liability, damage or expense suffered, incurred or paid by any member of the CRA Group:

                  (a) which would not have been suffered, incurred or paid if all the representations, warranties, covenants and agreements of Tilden and the Members in this Purchase Agreement, the Related Agreements, or in any other instrument or document furnished to CRA in connection with the transactions contemplated hereby had been (with respect to representations and warranties) true, complete and correct and had been (with respect to covenants and agreements) fully performed and fulfilled;

                  (b) as a result of any claim, action or proceeding asserted or brought against any member of the CRA Group or any of such member's assets (including, without limitation, the Purchased Assets) which arises, in whole or in part, out of or in connection with Tilden's conduct of its business before or after the Closing, including, without limitation, any claim, action or proceeding relating to Tilden's failure to perform under any Agreement or failure to perform properly an engagement for a client, the termination of any employee, agent, dealer or distributor or any breach of warranty (including, without limitation, any claim, action or proceeding arising at any time whatsoever in connection with the purchase or use of any Purchased Asset sold by Tilden to CRA hereunder but excluding the Assumed Liabilities);

                  (c) as a result of any claim, action or proceeding asserted against any member of the CRA Group or any of such member's assets with respect to any liability or alleged liability of Tilden not specifically assumed by CRA under this Purchase Agreement;

                  (d) as a result of any claim, action or proceeding asserted or brought against any member of the CRA Group or any of such member's assets which arises out of, or in connection with, Tilden's failure to pay, promptly and when due, any amount owing, in whole or in part, whether before or after the Closing, with respect to Tilden's business, whether due or to become due, accrued or contingent, known or unknown (other than the Assumed Liabilities);

                  (e) as a result of any claim, action or proceeding asserted or brought against any member of the CRA Group or any of such member's assets which arises out of or in connection with Tilden's or any Member's failure to pay, promptly and when due, any Tax, fee or other charge which shall become due or shall have accrued (i) on account of Tilden's use, acquisition, ownership or sale of any of the Purchased Assets or (ii) on account of the transactions contemplated hereby; and

                  (f) for all costs and expenses (including, without limitation, attorneys' fees) incurred by any member of the CRA Group in connection with any action, proceeding, claim, assessment or judgment incident to any of the foregoing matters.

         7.2. BENEFIT OF CRA GROUP. With respect to any member of the CRA Group other than CRA, Tilden and the Members acknowledge and agree that CRA is contracting on its own behalf and for such member and CRA shall obtain and hold the rights and benefits provided for in this Article 7 in trust for and on behalf of such member.

         7.3. NOTICE OF CLAIM. In seeking to collect the amount of any claim that CRA is entitled to indemnification hereunder, CRA shall first give Tilden and the Members written notice of such claim. Such notice shall contain a brief summary of the basis for the claim. If Tilden and the Members do not dispute the basis or amount of any such claim within 30 days of receiving written notice thereof, CRA shall have the right promptly to recover indemnity as and to the extent provided herein. If Tilden and the Members disagree with the basis of such claim or the amount of damages caused thereby, then within 30 days of receiving written notice thereof, they shall give notice to CRA of such disagreement (the "Dispute Notice"), specifying the reasons for such disagreement, and, in that case, CRA shall have no right to recover indemnity hereunder until such time, if at all, as (a) an arbitrator(s) selected pursuant to Section 10.2 hereof issues a final award or decision specifying the amount of CRA's recovery, in which case CRA shall have the right promptly to recover the amount so specified (subject to the limitations contained in this Article 7) or
(b) CRA, on the one hand, and Tilden and the Members, on the other, agree in writing to the amount of CRA's recovery, in which case CRA shall have the right promptly to recover the amount so agreed. Any amount that CRA is entitled to recover as indemnity hereunder shall be referred to as the "Claim Amount."

         7.4. METHOD OF RECOVERY. Tilden or one or both of the Members shall pay to CRA the Claim Amount within ten calendar days after the date (the "Claim Establishment Date") such Claim Amount was determined to be payable to CRA pursuant to Section 7.3 above. Tilden and the Members shall make any such payment either by transfer to CRA of immediately available funds or by transfer to CRA of Shares or a combination of the foregoing. For these purposes, each Share will be valued at the average of the closing sale prices for the Common Stock as reported on the Nasdaq National Market System for the ten trading days preceding the Claim Establishment Date for the Claim Amount being paid. Such a transfer of Shares shall not violate the restrictions on transfer contained in
Section 2.5.2. In the event that CRA is not paid the full Claim Amount within ten calendar days of the Claim Establishment Date, in addition to whatever other remedies it may have, CRA shall be entitled until such Claim Amount is paid in full (a) to offset against amounts otherwise due Tilden and the Members, including, without limitation, amounts due the Members under the Consulting Agreements and (b) to prohibit any transfer, sale or disposition of the Shares.

         7.5. SETTLEMENT OF THIRD PARTY CLAIMS. CRA agrees to notify Tilden of any action by a third party which, in the opinion of CRA, is reasonably likely to give rise to a claim for indemnification hereunder (a "Third Party Action"). Tilden may, at its election and at its sole cost and expense, participate in the defense of a Third Party Action and employ counsel separate from the counsel employed by CRA. To the extent that Tilden shall acknowledge its obligations to indemnify CRA for any Third Party Action, Tilden shall have the right to conduct and control, through counsel of its own choosing, any Third Party Action, but CRA may, at its election and at its sole cost and expense, participate in the defense of any such Third Party Action and employ counsel separate from the counsel employed by Tilden, it being understood that Tilden shall have acknowledged its obligation to indemnify CRA and shall control such defense; PROVIDED, HOWEVER, that if Tilden shall fail to diligently defend any such Third Party Action, or is prohibited by a conflict of interest from defending such Third Party Action, then CRA may, through counsel of its own choosing, defend such Third Party Action and settle such Third Party Action, and recover from Tilden the amount of such settlement or of any judgment and the full costs and expenses of such defense. CRA and Tilden agree that they will not settle any Third Party Action without the consent of the other, which consent shall not be unreasonably withheld. CRA further agrees that if Tilden wishes to enter into a settlement with respect to a Third Party Action on terms reasonably acceptable to CRA, CRA will cooperate in such settlement, provided that Tilden directly pays the full amount of such settlement.

         7.6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any knowledge or notice of any fact or circumstance which either CRA, Tilden or the Members may have as the result of such investigation or otherwise, CRA, on the one hand, and Tilden and the Members, on the other, shall each be entitled to rely upon the representations, warranties, covenants and agreements of the other in this Purchase Agreement. All representations, warranties, covenants and agreements made by any party in this Purchase Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of any other party, subject to the following:

                  (a) except as set forth in Section 7.6(b), any claims by CRA for indemnification for a breach of representations and warranties must be made within one year of Closing; and

                  (b) there shall be no time limit with respect to the obligations of Tilden and the Members to indemnify members of the CRA Group for claims arising out of or relating to (i) a breach of Sections 3.3, 3.4, 3.7 or 3.26; (ii) intentional or fraudulent misrepresentations or actions by Tilden or either of the Members; or (iii) a breach of a covenant or agreement by Tilden or either of the Members.

         7.7. LIMITATION OF LIABILITY. Tilden's and the Members' aggregate obligations to indemnify CRA hereunder for claims other than those excepted in
Section 7.6(b) above shall be limited to a maximum of $4,800,000, provided, however, that Michael L. Katz's obligations to indemnify CRA hereunder for claims other than those excepted in Section 7.6(b) above shall be limited to a maximum of $2,600,000.

         7.8. THRESHOLD. No indemnification shall be required to be made by Tilden or the Members with respect to claims by CRA under Section 7.1(a) for breaches of representations and warranties unless the amount of such claims exceeds $100,000 in the aggregate (ignoring for these purposes materiality limitations in such representations and warranties), in which case the indemnification obligations shall apply to the amount of such claims in excess of $100,000. Such $100,000 threshold shall not apply in the event of intentional or fraudulent misrepresentations or actions by Tilden or either of the Members.

         7.9. LIABILITY FOR FRAUD. In the event of intentional or fraudulent misrepresentations of either of the Members, liability will not be joint and several but will be limited to the guilty party.

         7.10. EXCLUSIVE REMEDY. The indemnification provided in this Article 7 shall be CRA's exclusive remedy with respect to claims by it under Section 7.1(a) for breaches of representations and warranties.

         7.11. INDEMNIFICATION OF TILDEN AND THE MEMBERS. In addition to, and not by way of limitation of, Tilden and the Members' rights otherwise provided in this Purchase Agreement or in any other document delivered in connection with the transactions contemplated hereby, or under applicable law, and subject to the terms and conditions of this Article 7, CRA agrees to defend, indemnify and hold harmless Tilden and the Members from and against any loss, liability, damage or expense suffered, incurred or paid by Tilden and the Members and which would not have been suffered, incurred or paid if all the representations, warranties, covenants and agreements of CRA in this Purchase Agreement, the Related Agreements, or in any other instrument or document furnished to Tilden and the Member in connection with the transactions contemplated hereby had been (with respect to representations and warranties) true, complete and correct and had been (with respect to covenants and agreements) fully performed and fulfilled;

                  (a) NOTICE OF CLAIM. In seeking to collect the amount of any claim that Tilden and the Members are entitled to indemnification hereunder, Tilden and the Members shall first give CRA written notice of such claim. Such notice shall contain a brief summary of the basis for the claim. If CRA does not dispute the basis or amount of any such claim within 30 days of receiving written notice thereof, Tilden and the Members shall have the right promptly to recover indemnity as and to the extent provided herein. If CRA disagrees with the basis of such claim or the amount of damages caused thereby, then within 30 days of receiving written notice thereof, it shall give a Dispute Notice to Tilden and the Members, specifying the reasons for such disagreement, and, in that case, Tilden and the Members shall have no right to recover indemnity hereunder until such time, if at all, as (a) an arbitrator(s) selected pursuant to Section 10.2 hereof issues a final award or decision specifying the amount of Tilden and the Members' recovery, in which case Tilden and the Members shall have the right promptly to recover the amount so specified (subject to the limitations contained in this Article 7) or (b) Tilden and the Members, on the one hand, and CRA, on the other, agree in writing to the amount of Tilden and the Members' recovery, in which case Tilden and the Members shall have the right promptly to recover the amount so agreed. Any amount that Tilden and the Members are entitled to recover as indemnity hereunder shall be referred to as the "Tilden Claim Amount."

                  (b) METHOD OF RECOVERY. CRA shall pay to Tilden and the Members the Tilden Claim Amount within ten calendar days after the date such Tilden Claim Amount was determined to be payable to Tilden and the Members pursuant to Section 7.11(a) above.

                  (c) LIMITATION OF LIABILITY AND THRESHOLD. Any claims by Tilden or the Members for indemnification for a breach of representations and warranties by CRA must be made within one year of Closing, except that there shall be no time limit with respect to the obligations of CRA to indemnify Tilden and Members for claims arising out of or relating to (i) a breach of
Section 4.2; (ii) intentional or fraudulent misrepresentations or actions by CRA; or (iii) a breach of a covenant or agreement by CRA (collectively, clauses
(i), (ii) and (iii) are referred to as the "Excluded Obligations"). CRA's obligations to indemnify Tilden and the Members hereunder other than for the Excluded Obligations shall be limited to $4,800,000. No indemnification shall be required to be made pursuant to this Section 7.11 for breaches of CRA's representations and warranties unless the amount of such claims exceeds $100,000 in the aggregate (ignoring for these purposes materiality limitations in such representations and warranties), in which case the indemnification obligations shall apply to the amount of such claims in excess of $100,000; PROVIDED, HOWEVER, that this $100,000 threshold shall not apply in the event of intentional or fraudulent misrepresentations or actions by CRA.

                  (d) EXCLUSIVE REMEDY. The indemnification provided in this Section 7.11 shall be Tilden's and the Members' exclusive remedy with respect to claims by them under Section 7.11 for breaches of representations and warranties.

                   Article 8. CONDITIONS OF CRA'S OBLIGATIONS.

         The obligations of CRA to consummate the transactions contemplated by this Purchase Agreement and the Related Agreements are subject, at the option of CRA, to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by it:

         8.1. REPRESENTATIONS AND COVENANTS. The representations and warranties of Tilden and the Members contained in this Purchase Agreement and the Related Agreements shall be true in all material respects on and as of the Closing. Tilden and the Members shall have performed and complied in all material respects with all covenants and agreements required by this Purchase Agreement and the Related Agreements to be performed or complied with by each of them on or prior to the Closing.

         8.2. GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any Governmental Agency required for the lawful consummation of the transactions contemplated by this Purchase Agreement and the Related Agreements shall have been obtained.

         8.3. EXCLUSIVE CONSULTING AGREEMENTS. At the Closing, each Member will enter into an Exclusive Consulting Agreement with CRA in the forms attached as EXHIBITS B-1 AND B-2 hereto (the "Consulting Agreement" and collectively, the "Consulting Agreements").

         8.4. OPINION OF COUNSEL FOR TILDEN AND THE MEMBERS. CRA shall have received an opinion of McCutchen, Doyle, Brown & Enersen, LLP, counsel for Tilden and the Members, dated as of the Closing, addressed to CRA, substantially in the form attached as EXHIBIT C hereto.

         8.5. AUTHORIZATION. All action of Tilden necessary to authorize the execution, delivery and performance of this Purchase Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

         8.6. LITIGATION. No action, suit or proceeding shall be pending or threatened before or by any court or governmental agency to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the reasonable opinion of CRA, a material adverse effect on the business, operations, property, prospects, condition (financial or otherwise), assets or liabilities of either Tilden or CRA.

         8.7. INSTRUMENTS OF TRANSFER. Tilden shall have delivered to CRA appropriate instruments of transfer, conveyance, sale and assignment in respect of the Purchased Assets, consisting of bills of sale, assignments, certificates of title (in the case of motor vehicles), confirmation of notices sent to third parties holding any Purchased Assets, and such other good and sufficient instruments of conveyance and transfer (including, without limitation, any consents thereto by third parties necessary to make the same valid and effective), in such form and containing such terms and provisions as CRA may reasonably request, as shall be necessary to vest in CRA all right, title and interest in and to the Purchased Assets free and clear of any and all Liens whatsoever other than the Assumed Liabilities, current period property taxes, and materialmen's and repairmen's Liens arising in the ordinary course of Tilden's business.

         8.8. BOOKS AND RECORDS. Tilden shall have delivered to CRA all books, papers, ledgers, documents and records relating to or constituting part of the Purchased Assets.

         8.9. LEGAL EXISTENCE AND GOOD STANDING. Tilden shall have delivered to CRA (a) a recently dated certificate of status of Tilden, issued by the Secretary of State for the State of California, (b) a recently dated certificate of Tilden's letter of good standing issued by the Franchise State Tax Board for the State of California and (c) a recently dated certificate of Tilden's qualification to do business issued by the secretary of state of each of the states listed on SCHEDULE 3.1.

         8.10. APPROVAL OF COUNSEL FOR CRA. All actions and proceedings hereunder and all documents required to be delivered by Tilden hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be subject to the reasonable approval of counsel for CRA as to form and substance.

         Article 9. CONDITIONS OF TILDEN'S AND THE MEMBERS' OBLIGATIONS.

         The obligations of Tilden and the Members to consummate the transactions contemplated by this Purchase Agreement and the Related Agreements are subject, at the option of Tilden and the Members, to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by them:

         9.1. REPRESENTATIONS AND COVENANTS. The representations and warranties of CRA contained in this Purchase Agreement and the Related Agreements shall be true in all material respects on and as of the Closing. CRA shall have performed and complied in all material respects with all covenants and agreements required by this Purchase Agreement and the Related Agreements to be performed or complied with by it on or prior to the Closing.

         9.2. GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any Governmental Agency required for the lawful consummation of the transactions contemplated by this Purchase Agreement and the Related Agreements shall have been obtained.

         9.3. THIRD PARTY CONSENTS. All consents, approvals, waivers, agreements and permits from parties to any Agreements that may be required in connection with the performance by CRA of its obligations under this Purchase Agreement and the Related Agreements shall have been obtained.

         9.4. CONSULTING AGREEMENTS. At the Closing, CRA will enter into a Consulting Agreement with each of the Members.

         9.5. OPTIONS. In connection with the consulting of the Members for CRA and the employment of senior Tilden staff by CRA, at the Closing CRA will grant options to purchase an aggregate of 45,000 shares of Common Stock to certain Members and senior staff of Tilden. The identity of the person receiving such options, the number of options granted to each such person and the vesting requirements, if any, shall be agreed to by CRA, Tilden and the Members prior to the Closing. All options will be governed by an option agreement in CRA's customary form therefor, will have an exercise price per share equal to the closing sale price of the Common Stock as reported on the Nasdaq National Market System on the date of grant and, subject to the terms of the option agreement, will have a ten-year exercise period. In the event of a Sale of CRA, all such options will receive the same treatment as options granted to CRA's other employees and senior consultants.

         9.6. OPINION OF COUNSEL FOR CRA. Tilden and the Members shall have received an opinion of Foley, Hoag & Eliot LLP, counsel for CRA, dated as of the Closing, addressed to Tilden and the Members, substantially in the form of EXHIBIT D.

         9.7. AUTHORIZATION. All corporate actions of CRA necessary to authorize the execution, delivery and performance of this Purchase Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

         9.8. LITIGATION. No action, suit or proceeding shall be pending or threatened before or by any court or governmental agency to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the reasonable opinion of Tilden, a material adverse effect on the business, operations, property, prospects, condition (financial or otherwise), assets or liabilities of either Tilden or CRA.

         9.9. NOTE AND STOCK CERTIFICATE. CRA shall have delivered to Tilden the Note and a stock certificate registered in the name of Tilden evidencing the Shares.

         9.10. CERTIFICATE FOR TEN YEAR SHARES. CRA shall have delivered to Carl Shapiro a stock certificate registered in his name evidencing the Ten Year Shares.

         9.11. APPROVAL OF COUNSEL FOR TILDEN AND THE MEMBERS. All actions and proceedings hereunder and all documents required to be delivered by CRA hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be subject to the reasonable approval of counsel for Tilden and the Members as to form and substance.

                           Article 10. MISCELLANEOUS.

         10.1. EXPENSES. Tilden and the Members shall assume and bear, and shall, jointly and severally, indemnify and hold harmless CRA from and against, any and all expenses, Taxes, costs and fees incurred or assumed by Tilden and the Members arising out of or in connection with the negotiation, preparation or performance of this Purchase Agreement and the Related Agreements and the consummation by Tilden and the Members of the transactions contemplated hereby (including all expenses, costs, fees and disbursements of Tilden's and the Members' attorneys, consultants, investment bankers and other financial advisors, brokers and finders, and accountants), whether or not the transaction contemplated hereby shall be consummated, unless the transaction is not consummated due to CRA's material breach of the Purchase Agreement. CRA shall assume and bear, and shall indemnify and hold harmless Tilden and the Members from and against, any and all expenses, Taxes, costs and fees incurred or assumed by CRA arising out of or in connection with the negotiation, preparation or performance of this Purchase Agreement and the Related Agreements and the consummation by CRA of the transactions contemplated hereby (including all expenses, costs, fees and disbursements of CRA's attorneys, consultants, investment bankers and other financial advisors, brokers and finders, and accountants), whether or not the transaction contemplated hereby shall be consummated, unless the transaction is not consummated due to Tilden or a Member's material breach of the Purchase Agreement.

         10.2. ARBITRATION. Except for any dispute, controversy or claim arising out of or relating to this Agreement or any Related Agreement for which a party shall seek equitable relief, any dispute, controversy or claim arising out of or relating to this Purchase Agreement or any Related Agreement including, without limitation, the breach, termination or invalidity thereof, shall be finally settled by arbitration according to the Commercial Rules of the American Arbitration Association. In the case of arbitration requested by Tilden or the Members against CRA, the arbitration shall be conducted in Boston, Massachusetts, and Tilden or the Members requesting such arbitration hereby agree to irrevocably submit to arbitration in Boston, Massachusetts for all purposes with respect to such arbitration. In the case of arbitration requested by CRA against Tilden or the Members, the arbitration shall be conducted in San Francisco, California and CRA hereby agrees to irrevocably submit to arbitration in San Francisco, California for all purposes with respect to such arbitration. Such arbitration shall be conducted before a tribunal composed of one or more arbitrators as the parties to such arbitration shall mutually agree. The award or decision made by the arbitrator(s) shall be binding upon the parties to such arbitration; provided, however, the parties hereto waive any claim to any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, and the arbitrator(s) is/are specifically divested hereby of any power to award damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages hereunder. Judgment upon any such award or decision may be entered in and enforced by any court of competent jurisdiction. Each party shall bear its own costs of such arbitration except that the prevailing party in the arbitration, as determined by the arbitrator(s), shall recover its reasonable attorneys' fees from the other party.

         10.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of transmission, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand (in the case of facsimile transmission, on the date of transmission as confirmed) or otherwise on the date of receipt as confirmed:

                  (a)      if to CRA, to:

                               Charles River Associates Incorporated
                               200 Clarendon Street
                               John Hancock Tower
                               Boston, Massachusetts 02116
                               Facsimile: (617) 425-3159
                               Attention: President

                           with a copy to:
                               Foley, Hoag & Eliot LLP
                               One Post Office Square
                               Boston, Massachusetts 02109
                               Facsimile: (617) 832-7000
                               Attention: Peter M. Rosenblum, Esq.

                  and

                  (b)      if to the Members or Tilden, to:

                               Michael L. Katz
                               82 Hillcrest Road
                               Berkeley, California 94705
                               Facsimile: (510) 655-5431

                               and

                               Carl Shapiro
                               19 Tolan Way
                               Lafayette, California 94549
                               Facsimile: (925) 284-5391

                           with a copy to:

                               McCutchen, Doyle, Brown & Enersen, LLP
                               3150 Porter Drive
                               Palo Alto, California 94304-1212
                               Facsimile: (650) 849-4800
                               Attention: Bart Deamer, Esq.

Any party may, by notice given to the other parties in accordance with this Section, designate another address or Person for receipt of notices hereunder.

         10.4. ACADEMIC ACTIVITIES. Nothing in this Purchase Agreement will prevent a Member from pursuing the Member's full academic, teaching, research and other responsibilities as part of his academic appointment.

         10.5. PUBLIC ANNOUNCEMENTS. Prior to the Closing, except for announcements or filings required by law, without the prior consent of the other party, neither party will issue or permit any of its Affiliates, directors, officers, employees or agents to issue any press release or other information with respect to this Purchase Agreement or the transactions contemplated hereby to the press or, except for information included in any such press release which has been disseminated to the public, generally to Tilden or CRA employees or to any third party. From and after the Closing, any press release or other public disclosure of information regarding this Purchase Agreement or the transactions contemplated hereby shall be developed and disclosed solely by CRA.

         10.6. AMENDMENT AND WAIVER. This Purchase Agreement may be amended, and any provision hereof may be waived, only by a written instrument executed by all of the parties hereto. No modification, renewal, extension, waiver or termination of this Purchase Agreement or any of the provisions herein contained shall be binding upon any party unless made in writing and signed by an authorized officer of each party hereto. Failure by any party to insist upon strict compliance with any of the terms, covenants or conditions hereof in a particular instance shall not be deemed a waiver of such terms, covenants or conditions in any other instance. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available, at law, in equity, by agreement or otherwise.

         10.7. ENTIRE AGREEMENT. This Purchase Agreement and the Related Agreements contain the entire agreement among Tilden, the Members and CRA respecting the subject matter hereof and supersede all prior agreements and understandings between them concerning such subject matter, including the letter of intent among the Members, Tilden and CRA dated October 12, 1998.

         10.8. GOVERNING LAW. This Purchase Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

         10.9. BINDING EFFECT; ASSIGNABILITY. This Purchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Purchase Agreement is not intended to confer upon any Person other than the parties hereto and members of the CRA Group (and such parties' and members' respective successors and assigns) any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Purchase Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

         10.10. COUNTERPARTS. This Purchase Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

         10.11. SCHEDULES. The Schedules to this Purchase Agreement are a part of this Purchase Agreement as if set forth in full herein. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to such parts of this Purchase Agreement.

         10.12. VALIDITY. Any invalid, illegal or unenforceable provision of this Purchase Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

         10.13. REFERENCES. The headings in this Purchase Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Purchase Agreement. The terms defined in this Purchase Agreement refer to the plural as well as the singular, unless the context otherwise requires. The words "herein" and "hereof" and other words of similar import refer to this Purchase Agreement as a whole and not to any particular part of this Purchase Agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the parties have executed this Purchase Agreement under seal as of the day and year first above written.

                                        CHARLES RIVER ASSOCIATES INCORPORATED



                                        By: /s/ James C. Burrows
                                            ------------------------------------
                                            James C. Burrows
                                            President

                                        THE TILDEN GROUP, LLC



                                        By: /s/ Carl Shapiro
                                            ------------------------------------
                                            Title: Member



                                        By: /s/ Michael L. Katz
                                            ------------------------------------
                                            Title: Member



                                        /s/ Carl Shapiro
                                        ----------------------------------------
                                        CARL SHAPIRO



                                        /s/ Michael L. Katz
                                        ----------------------------------------
                                        MICHAEL L. KATZ

             Asset Purchase Agreement dated as of December 15, 1998
       among Charles River Associates Incorporated, The Tilden Group, LLC,
                        Michael L. Katz and Carl Shapiro

            Exhibits and Schedules Omitted in Accordance with Item 601(b)(2) of Regulation S-K:

Exhibits to Asset Purchase Agreement
      Exhibit A:  Form of promissory note
      Exhibit B-1 and Exhibit B-2:  Forms of consulting agreements
      Exhibit C:  Form of opinion of counsel for The Tilden Group, LLC and
                  Michael L. Katz and Carl Shapiro
      Exhibit D: Form of opinion of counsel for Charles River Associates Incorporated

Disclosure schedules of Charles River Associates Incorporated and
The Tilden Group, LLC

                                      * * *

      Charles River Associates Incorporated will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request, provided, however, that Charles River Associates Incorporated may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibit or schedule so furnished.